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                                                hours per response. . . .14.90
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934
                           (Amendment No. __________)*

                               Evans Systems, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    299211102
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                   Blair Couey
--------------------------------------------------------------------------------
                                 Mauritz & Couey
--------------------------------------------------------------------------------
                              1625 Highway 60 North
--------------------------------------------------------------------------------
                             Bay City, Texas 77414
--------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                  June 24, 2002
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because (S)(S)240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [ ]

     Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See (S)240.13d-7 for other parties to whom copies are to be sent.

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)



     Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 1746 (2-98)


---------------------------------------------------------------------------------------------------

CUSIP No.: 299211102
---------------------------------------------------------------------------------------------------
     1.   Names of Reporting Persons/I.R.S. Identification Nos. of above persons (entities only).

          Mauritz & Couey
---------------------------------------------------------------------------------------------------
     2.   Check the Appropriate Box if a Member of a Group (See Instructions)

          (a)  [ ]..............................................................
          (b)  [ ]..............................................................
---------------------------------------------------------------------------------------------------
     3.   SEC Use Only
---------------------------------------------------------------------------------------------------

     4.   Source of Funds (See Instructions): OO - Partnership Contributions
---------------------------------------------------------------------------------------------------

     5.   Check if Disclosure of Legal Proceedings Is Required Pursuant to Items
          2(d) or 2(e) [ ]......................................................
---------------------------------------------------------------------------------------------------

     6.   Citizenship or Place of Organization: Texas
---------------------------------------------------------------------------------------------------

      Number of Shares          7.       Sole Voting Power:  3,085,000
  Beneficially Owned By Each    -------------------------------------------------------------------
    Reporting Person With       8.       Shared Voting Power:  0
                                -------------------------------------------------------------------
                                9.       Sole Dispositive Power:  3,085,000
                                -------------------------------------------------------------------
                                10.      Shared Dispositive Power:  0
                                -------------------------------------------------------------------

     11.  Aggregate Amount Beneficially Owned by Each Reporting Person................... 3,085,000
---------------------------------------------------------------------------------------------------

     12.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions) [ ]............................................................
---------------------------------------------------------------------------------------------------

     13.  Percent of Class Represented by Amount in Row (11)................................. 31.3%
---------------------------------------------------------------------------------------------------

     14.  Type of Reporting Person (See Instruction): PN
---------------------------------------------------------------------------------------------------



---------------------------------------------------------------------------------------------------

CUSIP No.: 299211102
---------------------------------------------------------------------------------------------------

     1. Names of Reporting Persons/I.R.S. Identification Nos. of above persons (entities only).

          Ross Couey Corporation (1)
          (1)(solely in its capacity as general partner of Mauritz & Couey)
---------------------------------------------------------------------------------------------------

     2.   Check the Appropriate Box if a Member of a Group (See Instructions)

          (a)  [ ].................................................................................
          (b)  [ ].................................................................................
---------------------------------------------------------------------------------------------------

     3.   SEC Use Only
---------------------------------------------------------------------------------------------------

     4.   Source of Funds (See Instructions): Not applicable
---------------------------------------------------------------------------------------------------

     5.   Check if Disclosure of Legal Proceedings Is Required Pursuant to Items
          2(d) or 2(e) [ ].........................................................................
---------------------------------------------------------------------------------------------------

     6.   Citizenship or Place of Organization: Texas
---------------------------------------------------------------------------------------------------

      Number of Shares          7.  Sole Voting Power:  0
 Beneficially Owned by Each     -------------------------------------------------------------------
   Reporting Person With        8.  Shared Voting Power:  3,085,000
                                    (See Responses to Items 5 and 6)
                                -------------------------------------------------------------------

                                9.  Sole Dispositive Power:  0
                                -------------------------------------------------------------------

                                10. Shared Dispositive Power:  3,085,000
                                    (See Responses to Items 5 and 6)
                                -------------------------------------------------------------------

     11.  Aggregate Amount Beneficially Owned by Each Reporting Person................... 3,085,000
          (See Responses to Items 5 and 6)
---------------------------------------------------------------------------------------------------

     12.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Intructions)
          [ ].....................................................
---------------------------------------------------------------------------------------------------

     13.  Percent of Class Represented by Amount in Row (11)................................. 31.3%
---------------------------------------------------------------------------------------------------

     14.  Type of Reporting Person (See Instruction): CO
---------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------

CUSIP No.: 299211102
---------------------------------------------------------------------------------------------------

     1.   Names of Reporting Persons/I.R.S. Identification Nos. of above persons
          (entities only).

          Blair Couey(1)
          (1)(solely in his capacity as controlling shareholder of Ross Couey
             Corporation)
---------------------------------------------------------------------------------------------------

     2.   Check the Appropriate Box if a Member of a Group (See Instructions)

          (a)  [ ]..............................................................................
          (b)  [ ]..............................................................................
---------------------------------------------------------------------------------------------------

     3.   SEC Use Only..........................................................................
---------------------------------------------------------------------------------------------------

     4.   Source of Funds (See Instructions): Not applicable
---------------------------------------------------------------------------------------------------

     5.   Check if Disclosure of Legal Proceedings Is Required Pursuant to Items
          2(d) or 2(e) [ ]......................................................................
---------------------------------------------------------------------------------------------------

     6.   Citizenship or Place of Organization: United States of America
---------------------------------------------------------------------------------------------------

      Number of Shares          7.  Sole Voting Power:  0
 Beneficially Owned by Each     -------------------------------------------------------------------
   Reporting Person With        8.  Shared Voting Power:  3,085,000
                                    (See Responses to Items 5 and 6)
                                -------------------------------------------------------------------

                                9.  Sole Dispositive Power:  0
                                -------------------------------------------------------------------

                                10. Shared Dispositive Power:  3,085,000
                                    (See Responses to Items 5 and 6)
                                -------------------------------------------------------------------

     11.  Aggregate Amount Beneficially Owned by Each Reporting Person................... 3,085,000
         (See Responses to Items 5 and 6)
---------------------------------------------------------------------------------------------------

     12.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
          [ ]...................................................................................
---------------------------------------------------------------------------------------------------

     13.  Percent of Class Represented by Amount in Row (11)................................. 31.3%
---------------------------------------------------------------------------------------------------

     14.  Type of Reporting Person (See Instruction): IN
---------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------

CUSIP No.: 299211102
---------------------------------------------------------------------------------------------------

     1. Names of Reporting Persons/I.R.S. Identification Nos. of above persons (entities only).

          T.N. & S.E. Mauritz Corporation(1)
          (1)(solely in its capacity as general partner of Mauritz & Couey)
---------------------------------------------------------------------------------------------------

     2.   Check the Appropriate Box if a Member of a Group (See Instructions)

          (a)  [ ]..............................................................................
          (b)  [ ]..............................................................................
---------------------------------------------------------------------------------------------------

     3.   SEC Use Only
---------------------------------------------------------------------------------------------------

     4.   Source of Funds (See Instructions): Not applicable
---------------------------------------------------------------------------------------------------

     5.   Check if Disclosure of Legal Proceedings Is Required Pursuant to Items
          2(d) or 2(e) [ ]......................................................................
---------------------------------------------------------------------------------------------------

     6.   Citizenship or Place of Organization: Texas
---------------------------------------------------------------------------------------------------

      Number of Shares          7.  Sole Voting Power:  0
  Beneficially Owned by Each    -------------------------------------------------------------------
   Reporting Person With        8.  Shared Voting Power:  3,085,000
                                    (See Responses to Items 5 and 6)
                                -------------------------------------------------------------------

                                9.  Sole Dispositive Power:  0
                                -------------------------------------------------------------------

                                10. Shared Dispositive Power:  3,085,000
                                    (See Responses to Items 5 and 6)
                                -------------------------------------------------------------------

     11.  Aggregate Amount Beneficially Owned by Each Reporting Person................... 3,085,000
          (See Responses to Items 5 and 6)
---------------------------------------------------------------------------------------------------

     12.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See
          Instructions) [ ].....................................................................
---------------------------------------------------------------------------------------------------

     13.  Percent of Class Represented by Amount in Row (11)................................   31.3%
---------------------------------------------------------------------------------------------------

     14.  Type of Reporting Person (See Instruction): CO
---------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------

CUSIP No.: 299211102
---------------------------------------------------------------------------------------------------

          1. Names of Reporting Persons/I.R.S. Identification Nos. of above persons (entities only).

               Mitzi M. Mauritz(1)
               (1)solely in her capacity as controlling shareholder of T.N. &
                  S.E. Mauritz Corporation)
---------------------------------------------------------------------------------------------------

     2.   Check the Appropriate Box if a Member of a Group (See Instructions)

          (a)  [ ]..............................................................
          (b)  [ ]..............................................................
---------------------------------------------------------------------------------------------------

     3.   SEC Use Only
---------------------------------------------------------------------------------------------------

     4.   Source of Funds (See Instructions): Not applicable
---------------------------------------------------------------------------------------------------

     5.   Check if Disclosure of Legal Proceedings Is Required Pursuant to Items
          2(d) or 2(e) [ ]......................................................
---------------------------------------------------------------------------------------------------

     6.   Citizenship or Place of Organization: Texas
---------------------------------------------------------------------------------------------------

      Number of Shares          7.  Sole Voting Power:  0
  Beneficially Owned by Each    -------------------------------------------------------------------
   Reporting Person With        8.  Shared Voting Power:  3,085,000
                                    (See Responses to Items 5 and 6)
                                -------------------------------------------------------------------

                                9.  Sole Dispositive Power:  0
                                -------------------------------------------------------------------

                                10. Shared Dispositive Power:  3,085,000
                                    (See Responses to Items 5 and 6)
                                -------------------------------------------------------------------

     11.  Aggregate Amount Beneficially Owned by Each Reporting Person................... 3,085,000
          (See Responses to Items 5 and 6)
---------------------------------------------------------------------------------------------------

     12.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See
          Instructions) [ ].....................................................................
---------------------------------------------------------------------------------------------------

     13.  Percent of Class Represented by Amount in Row (11)................................. 31.3%
---------------------------------------------------------------------------------------------------

     14.  Type of Reporting Person (See Instruction): IN
---------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------

CUSIP No.: 299211102
---------------------------------------------------------------------------------------------------

     1.   Names of Reporting Persons/I.R.S. Identification Nos. of above persons
          (entities only).

          M.O.W. Corporation(1)
          (1)(solely in its capacity as general partner of Mauritz & Couey)
---------------------------------------------------------------------------------------------------

     2.   Check the Appropriate Box if a Member of a Group (See Instructions)

          (a)  [ ].............................................................................
          (b)  [ ]..............................................................................
---------------------------------------------------------------------------------------------------

     3.   SEC Use Only
---------------------------------------------------------------------------------------------------

     4.   Source of Funds (See Instructions): Not applicable
---------------------------------------------------------------------------------------------------

     5.   Check if Disclosure of Legal Proceedings Is Required Pursuant to Items
          2(d) or 2(e) [ ]......................................................................
---------------------------------------------------------------------------------------------------

     6.   Citizenship or Place of Organization: Texas
---------------------------------------------------------------------------------------------------

      Number of Shares          7.  Sole Voting Power:  0
  Beneficially Owned by Each    -------------------------------------------------------------------
   Reporting Person With        8.  Shared Voting Power:  3,085,000
                                    (See Responses to Items 5 and 6)
                                -------------------------------------------------------------------

                                9.  Sole Dispositive Power:  0
                                -------------------------------------------------------------------

                                10. Shared Dispositive Power:  3,085,000
                                    (See Responses to Items 5 and 6)
                                -------------------------------------------------------------------

     11.  Aggregate Amount Beneficially Owned by Each Reporting Person................... 3,085,000
          (See Responses to Items 5 and 6)
---------------------------------------------------------------------------------------------------

     12.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See
          Instructions) [ ].....................................................................
---------------------------------------------------------------------------------------------------

     13.  Percent of Class Represented by Amount in Row (11)................................. 31.3%
---------------------------------------------------------------------------------------------------

     14.  Type of Reporting Person (See Instruction): CO
---------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------
CUSIP No.: 299211102
---------------------------------------------------------------------------------------------------

     1.   Names of Reporting Persons/I.R.S. Identification Nos. of above persons
          (entities only).

          M.H. Brock(1)
          (1)(solely in his capacity as controlling shareholder of M.O.W.
              Corporation and Maurco Corporation)
---------------------------------------------------------------------------------------------------

     2.   Check the Appropriate Box if a Member of a Group (See Instructions)
          (a)  [ ]..............................................................................
          (b)  [ ]..............................................................................
---------------------------------------------------------------------------------------------------

     3.   SEC Use Only
---------------------------------------------------------------------------------------------------

     4.   Source of Funds (See Instructions): Not applicable
---------------------------------------------------------------------------------------------------

     5.   Check if Disclosure of Legal Proceedings Is Required Pursuant to Items
          2(d) or 2(e) [ ]......................................................................
---------------------------------------------------------------------------------------------------

     6.   Citizenship or Place of Organization: Texas
---------------------------------------------------------------------------------------------------

      Number of Shares          7.  Sole Voting Power:  0
  Beneficially Owned by Each    -------------------------------------------------------------------
   Reporting Person With        8.  Shared Voting Power:  3,085,000
                                    (See Responses to Items 5 and 6)
                                -------------------------------------------------------------------

                                9.  Sole Dispositive Power:  0
                                -------------------------------------------------------------------

                                10. Shared Dispositive Power:  3,085,000
                                    (See Responses to Items 5 and 6)
                                -------------------------------------------------------------------

     11.  Aggregate Amount Beneficially Owned by Each Reporting Person................... 3,085,000
          (See Responses to Items 5 and 6)
---------------------------------------------------------------------------------------------------

     12.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See
          Instructions) [ ].....................................................................
---------------------------------------------------------------------------------------------------

     13.  Percent of Class Represented by Amount in Row (11)................................. 31.3%
---------------------------------------------------------------------------------------------------

     14.  Type of Reporting Person (See Instruction): IN
---------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------
CUSIP No.: 299211102
---------------------------------------------------------------------------------------------------

     1.   Names of Reporting Persons/I.R.S. Identification Nos. of above persons
          (entities only).

          Clapp Investments, Inc.(1)
          (1)  (solely in its capacity as general partner of Mauritz & Couey)
---------------------------------------------------------------------------------------------------

     2.   Check the Appropriate Box if a Member of a Group (See Instructions)
          (a)  [ ]..............................................................................
          (b)  [ ]..............................................................................
---------------------------------------------------------------------------------------------------

     3.   SEC Use Only
---------------------------------------------------------------------------------------------------

     4.   Source of Funds (See Instructions): Not applicable
---------------------------------------------------------------------------------------------------

     5.   Check if Disclosure of Legal Proceedings Is Required Pursuant to Items
          2(d) or 2(e) [ ]......................................................................
---------------------------------------------------------------------------------------------------

     6.   Citizenship or Place of Organization: Texas
---------------------------------------------------------------------------------------------------

      Number of Shares          7.  Sole Voting Power:  0
  Beneficially Owned by Each    -------------------------------------------------------------------
   Reporting Person With        8.  Shared Voting Power:  3,085,000
                                    (See Responses to Items 5 and 6)
                                -------------------------------------------------------------------

                                9.  Sole Dispositive Power:  0
                                -------------------------------------------------------------------

                                10. Shared Dispositive Power:  3,085,000
                                    (See Responses to Items 5 and 6)
                                -------------------------------------------------------------------

     11.  Aggregate Amount Beneficially Owned by Each Reporting Person................... 3,085,000
          (See Responses to Items 5 and 6)
---------------------------------------------------------------------------------------------------

     12.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See
          Instructions) [ ].....................................................................
---------------------------------------------------------------------------------------------------

     13.  Percent of Class Represented by Amount in Row (11)................................. 31.3%
---------------------------------------------------------------------------------------------------

     14.  Type of Reporting Person (See Instruction): CO
---------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------

CUSIP No.: 299211102
---------------------------------------------------------------------------------------------------

     1.   Names of Reporting Persons/I.R.S. Identification Nos. of above persons
          (entities only).

          Randy M. Clapp(1)
          (1)(solely in his capacity as controlling shareholder of Clapp
             Investments, Inc.)
---------------------------------------------------------------------------------------------------

     2.   Check the Appropriate Box if a Member of a Group (See Instructions)
          (a)  [ ]..............................................................................
          (b)  [ ]..............................................................................
---------------------------------------------------------------------------------------------------

     3.   SEC Use Only
---------------------------------------------------------------------------------------------------

     4.   Source of Funds (See Instructions): Not applicable
---------------------------------------------------------------------------------------------------

     5.   Check if Disclosure of Legal Proceedings Is Required Pursuant to Items
          2(d) or 2(e) [ ]......................................................................
---------------------------------------------------------------------------------------------------

     6.   Citizenship or Place of Organization: Texas
---------------------------------------------------------------------------------------------------

      Number of Shares          7.  Sole Voting Power:  0
  Beneficially Owned by Each    -------------------------------------------------------------------
   Reporting Person With        8.  Shared Voting Power:  3,085,000
                                    (See Responses to Items 5 and 6)
                                -------------------------------------------------------------------

                                9.  Sole Dispositive Power:  0
                                -------------------------------------------------------------------

                                10. Shared Dispositive Power:  3,085,000
                                    (See Responses to Items 5 and 6)
                                -------------------------------------------------------------------

     11.  Aggregate Amount Beneficially Owned by Each Reporting Person................... 3,085,000
          (See Responses to Items 5 and 6)
---------------------------------------------------------------------------------------------------

     12.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See
          Instructions) [ ].....................................................................
---------------------------------------------------------------------------------------------------

     13.  Percent of Class Represented by Amount in Row (11)................................. 31.3%
---------------------------------------------------------------------------------------------------

     14.  Type of Reporting Person (See Instruction): IN
---------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------
CUSIP No.: 299211102
---------------------------------------------------------------------------------------------------

     1.   Names of Reporting Persons/I.R.S. Identification Nos. of above persons
          (entities only).

          Loli, Inc.(1)
          (1)(solely in its capacity as general partner of Mauritz & Couey)
---------------------------------------------------------------------------------------------------

     2.   Check the Appropriate Box if a Member of a Group (See Instructions)
          (a)  [ ]..............................................................................
          (b)  [ ]..............................................................................
---------------------------------------------------------------------------------------------------

     3.   SEC Use Only
---------------------------------------------------------------------------------------------------

     4.   Source of Funds (See Instructions): Not applicable
---------------------------------------------------------------------------------------------------

     5.   Check if Disclosure of Legal Proceedings Is Required Pursuant to Items
          2(d) or 2(e) [ ]......................................................................
---------------------------------------------------------------------------------------------------

     6.   Citizenship or Place of Organization: Texas
---------------------------------------------------------------------------------------------------

      Number of Shares          7.  Sole Voting Power:  0
  Beneficially Owned by Each    -------------------------------------------------------------------
   Reporting Person With        8.  Shared Voting Power:  3,085,000
                                    (See Responses to Items 5 and 6)
                                -------------------------------------------------------------------

                                9.  Sole Dispositive Power:  0
                                -------------------------------------------------------------------

                                10. Shared Dispositive Power:  3,085,000
                                    (See Responses to Items 5 and 6)
                                -------------------------------------------------------------------

     11.  Aggregate Amount Beneficially Owned by Each Reporting Person................... 3,085,000
          (See Responses to Items 5 and 6)
---------------------------------------------------------------------------------------------------

     12.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See
          Instructions) [ ].....................................................................
---------------------------------------------------------------------------------------------------

     13.  Percent of Class Represented by Amount in Row (11)................................. 31.3%
---------------------------------------------------------------------------------------------------

     14.  Type of Reporting Person (See Instruction): CO
---------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------
CUSIP No.: 299211102
---------------------------------------------------------------------------------------------------

     1.   Names of Reporting Persons/I.R.S. Identification Nos. of above persons
          (entities only).

          L.G. Raun, Jr.(1)
          (1)(solely in his capacity as controlling shareholder of Loli, Inc.)
---------------------------------------------------------------------------------------------------

     2.   Check the Appropriate Box if a Member of a Group (See Instructions)
          (a)  [ ]..............................................................................
          (b)  [ ]..............................................................................
---------------------------------------------------------------------------------------------------

     3.   SEC Use Only
---------------------------------------------------------------------------------------------------

     4.   Source of Funds (See Instructions): Not applicable
---------------------------------------------------------------------------------------------------

     5.   Check if Disclosure of Legal Proceedings Is Required Pursuant to Items
          2(d) or 2(e) [ ]......................................................................
---------------------------------------------------------------------------------------------------

     6.   Citizenship or Place of Organization: Texas
---------------------------------------------------------------------------------------------------

      Number of Shares          7.  Sole Voting Power:  0
  Beneficially Owned by Each    -------------------------------------------------------------------
   Reporting Person With        8.  Shared Voting Power:  3,085,000
                                    (See Responses to Items 5 and 6)
                                -------------------------------------------------------------------

                                9.  Sole Dispositive Power:  0
                                -------------------------------------------------------------------

                                10. Shared Dispositive Power:  3,085,000
                                    (See Responses to Items 5 and 6)
                                -------------------------------------------------------------------

     11.  Aggregate Amount Beneficially Owned by Each Reporting Person................... 3,085,000
          (See Responses to Items 5 and 6)
---------------------------------------------------------------------------------------------------

     12.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See
          Instructions) [ ].....................................................................
---------------------------------------------------------------------------------------------------

     13.  Percent of Class Represented by Amount in Row (11)................................. 31.3%
---------------------------------------------------------------------------------------------------

     14.  Type of Reporting Person (See Instruction): IN
---------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------
CUSIP No.: 299211102
---------------------------------------------------------------------------------------------------

     1.   Names of Reporting Persons/I.R.S. Identification Nos. of above persons
          (entities only).

          Schiurring Interests, Inc.(1)
          (1)(solely in its capacity as general partner of Mauritz & Couey)
---------------------------------------------------------------------------------------------------

     2.   Check the Appropriate Box if a Member of a Group (See Instructions)
          (a)  [ ]..............................................................................
          (b)  [ ]..............................................................................
---------------------------------------------------------------------------------------------------

     3.   SEC Use Only
---------------------------------------------------------------------------------------------------

     4.   Source of Funds (See Instructions): Not applicable
---------------------------------------------------------------------------------------------------

     5.   Check if Disclosure of Legal Proceedings Is Required Pursuant to Items
          2(d) or 2(e) [ ]......................................................................
---------------------------------------------------------------------------------------------------

     6.   Citizenship or Place of Organization: Texas
---------------------------------------------------------------------------------------------------

      Number of Shares          7.  Sole Voting Power:  0
  Beneficially Owned by Each    -------------------------------------------------------------------
   Reporting Person With        8.  Shared Voting Power:  3,085,000
                                    (See Responses to Items 5 and 6)
                                -------------------------------------------------------------------

                                9.  Sole Dispositive Power:  0
                                -------------------------------------------------------------------

                                10. Shared Dispositive Power:  3,085,000
                                    (See Responses to Items 5 and 6)
                                -------------------------------------------------------------------

     11.  Aggregate Amount Beneficially Owned by Each Reporting Person................... 3,085,000
          (See Responses to Items 5 and 6)
---------------------------------------------------------------------------------------------------

     12.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See
          Instructions) [ ].....................................................................
---------------------------------------------------------------------------------------------------

     13.  Percent of Class Represented by Amount in Row (11)................................. 31.3%
---------------------------------------------------------------------------------------------------

     14.  Type of Reporting Person (See Instruction): CO
---------------------------------------------------------------------------------------------------



---------------------------------------------------------------------------------------------------
CUSIP No.:29921102
---------------------------------------------------------------------------------------------------

      1.  Names of Reporting Persons/I.R.S. Identification Nos. of above persons (entities only).

          J. Brent Schiurring(1)
          (1)(solely in his capacity as controlling shareholder of Schiurring Interests, Inc.)
---------------------------------------------------------------------------------------------------

     2.   Check the Appropriate Box if a Member of a Group (See Instructions)
          (a)  [ ]..............................................................................
          (b)  [ ]..............................................................................
---------------------------------------------------------------------------------------------------

     3.   SEC Use Only
---------------------------------------------------------------------------------------------------

     4.   Source of Funds (See Instructions): Not applicable
---------------------------------------------------------------------------------------------------

     5.   Check if Disclosure of Legal Proceedings Is Required Pursuant to Items
          2(d) or 2(e) [ ]......................................................................
---------------------------------------------------------------------------------------------------

     6.   Citizenship or Place of Organization: Texas
---------------------------------------------------------------------------------------------------

      Number of Shares          7.  Sole Voting Power:  0
  Beneficially Owned by Each    -------------------------------------------------------------------
   Reporting Person With        8.  Shared Voting Power:  3,085,000
                                    (See Responses to Items 5 and 6)
                                -------------------------------------------------------------------

                                9.  Sole Dispositive Power:  0
                                -------------------------------------------------------------------

                                10. Shared Dispositive Power:  3,085,000
                                    (See Responses to Items 5 and 6)
                                -------------------------------------------------------------------

     11.  Aggregate Amount Beneficially Owned by Each Reporting Person................... 3,085,000
          (See Responses to Items 5 and 6)
---------------------------------------------------------------------------------------------------

     12.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See
          Instructions) [ ].....................................................................
---------------------------------------------------------------------------------------------------

     13.  Percent of Class Represented by Amount in Row (11)................................. 31.3%
---------------------------------------------------------------------------------------------------

     14.  Type of Reporting Person (See Instruction): IN
---------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------
CUSIP No.: 299211102
---------------------------------------------------------------------------------------------------

     1.   Names of Reporting Persons/I.R.S. Identification Nos. of above persons
          (entities only).

          Coastal Commodities, Inc.(1)

          (1)(solely in its capacity as general partner of Mauritz & Couey)
---------------------------------------------------------------------------------------------------

     2.   Check the Appropriate Box if a Member of a Group (See Instructions)
          (a)  [ ]..............................................................................
          (b)  [ ]..............................................................................
---------------------------------------------------------------------------------------------------

     3.   SEC Use Only
---------------------------------------------------------------------------------------------------

     4.   Source of Funds (See Instructions): Not applicable
---------------------------------------------------------------------------------------------------

     5.   Check if Disclosure of Legal Proceedings Is Required Pursuant to Items
          2(d) or 2(e) [ ]......................................................................
---------------------------------------------------------------------------------------------------

     6.   Citizenship or Place of Organization: Texas
---------------------------------------------------------------------------------------------------

      Number of Shares          7.  Sole Voting Power:  0
  Beneficially Owned by Each    -------------------------------------------------------------------
   Reporting Person With        8.  Shared Voting Power:  3,085,000
                                    (See Responses to Items 5 and 6)
                                -------------------------------------------------------------------

                                9.  Sole Dispositive Power:  0
                                -------------------------------------------------------------------

                                10. Shared Dispositive Power:  3,085,000
                                    (See Responses to Items 5 and 6)
                                -------------------------------------------------------------------

     11.  Aggregate Amount Beneficially Owned by Each Reporting Person................... 3,085,000
          (See Responses to Items 5 and 6)
---------------------------------------------------------------------------------------------------

     12.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See
          Instructions) [ ].....................................................................
---------------------------------------------------------------------------------------------------

     13.  Percent of Class Represented by Amount in Row (11)................................. 31.3%
---------------------------------------------------------------------------------------------------

     14.  Type of Reporting Person (See Instruction): CO
---------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------
CUSIP No.: 299211102
---------------------------------------------------------------------------------------------------

     1.   Names of Reporting Persons/I.R.S. Identification Nos. of above persons
          (entities only).

          Laurance H. Armour III(1)
          (1)(solely in his capacity as controlling shareholder of Coastal
             Commodities, Inc.)
---------------------------------------------------------------------------------------------------

     2.   Check the Appropriate Box if a Member of a Group (See Instructions)
          (a)  [ ]..............................................................................
          (b)  [ ]..............................................................................
---------------------------------------------------------------------------------------------------

     3.   SEC Use Only
---------------------------------------------------------------------------------------------------

     4.   Source of Funds (See Instructions): Not applicable
---------------------------------------------------------------------------------------------------

     5.   Check if Disclosure of Legal Proceedings Is Required Pursuant to Items
          2(d) or 2(e) [ ]......................................................................
---------------------------------------------------------------------------------------------------

     6.   Citizenship or Place of Organization: Texas
---------------------------------------------------------------------------------------------------

      Number of Shares          7.  Sole Voting Power:  0
  Beneficially Owned by Each    -------------------------------------------------------------------
   Reporting Person With        8.  Shared Voting Power:  3,085,000
                                    (See Responses to Items 5 and 6)
                                -------------------------------------------------------------------

                                9.  Sole Dispositive Power:  0
                                -------------------------------------------------------------------

                                10. Shared Dispositive Power:  3,085,000
                                    (See Responses to Items 5 and 6)
                                -------------------------------------------------------------------

     11.  Aggregate Amount Beneficially Owned by Each Reporting Person................... 3,085,000
          (See Responses to Items 5 and 6)
---------------------------------------------------------------------------------------------------

     12.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See
          Instructions) [ ].....................................................................
---------------------------------------------------------------------------------------------------

     13.  Percent of Class Represented by Amount in Row (11)................................. 31.3%
---------------------------------------------------------------------------------------------------

     14.  Type of Reporting Person (See Instruction): IN
---------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------
CUSIP No.: 299211102
---------------------------------------------------------------------------------------------------

     1.   Names of Reporting Persons/I.R.S. Identification Nos. of above persons
          (entities only).

          Maurco Corporation(1)
          (1)(solely in its capacity as general partner of Mauritz & Couey)
---------------------------------------------------------------------------------------------------

     2.   Check the Appropriate Box if a Member of a Group (See Instructions)
          (a)  [ ]..............................................................................
          (b)  [ ]..............................................................................
---------------------------------------------------------------------------------------------------

     3.   SEC Use Only
---------------------------------------------------------------------------------------------------

     4.   Source of Funds (See Instructions): Not applicable
---------------------------------------------------------------------------------------------------

     5.   Check if Disclosure of Legal Proceedings Is Required Pursuant to Items
          2(d) or 2(e) [ ]......................................................................
---------------------------------------------------------------------------------------------------

     6.   Citizenship or Place of Organization: Texas
---------------------------------------------------------------------------------------------------

      Number of Shares          7.  Sole Voting Power:  0
  Beneficially Owned by Each    -------------------------------------------------------------------
   Reporting Person With        8.  Shared Voting Power:  3,085,000
                                    (See Responses to Items 5 and 6)
                                -------------------------------------------------------------------

                                9.  Sole Dispositive Power:  0
                                -------------------------------------------------------------------

                                10. Shared Dispositive Power:  3,085,000
                                    (See Responses to Items 5 and 6)
                                -------------------------------------------------------------------

     11.  Aggregate Amount Beneficially Owned by Each Reporting Person................... 3,085,000
          (See Responses to Items 5 and 6)
---------------------------------------------------------------------------------------------------

     12.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See
          Instructions) [ ].....................................................................
---------------------------------------------------------------------------------------------------

     13.  Percent of Class Represented by Amount in Row (11)................................. 31.3%
---------------------------------------------------------------------------------------------------

     14.  Type of Reporting Person (See Instruction): CO
---------------------------------------------------------------------------------------------------

Item 1.  Security and Issuer

     This Statement on Schedule 13D relates to the common stock, $.01 par value per share (the "Common Stock"), of Evans Systems, Inc. (the "Company"). The principal executive offices of the Company are located at 102 South Mechanic, P.O. Box 550, El Campo, Texas 77437-0550.

Item 2.  Identity and Background

     (a) Pursuant to Rule 13d-(f)(1)-(2) of Regulation 13D-G of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "1934 Act"), the undersigned hereby file this Schedule 13D on behalf of Mauritz & Couey, a Texas general partnership ("Mauritz & Couey"). Mauritz & Couey's general partners (the "Partners"), and their respective controlling shareholders (the "Controlling Shareholders"), are as follows:

          Partner                                  Controlling Shareholder
          --------------------------------------------------------------------
          Ross Couey Corporation                   Blair Couey
          T.N. & S.E. Mauritz Corporation          Mitzi M. Mauritz
          M.O.W. Corporation                       M.H. Brock
          Clapp Investments, Inc.                  Randy M. Clapp
          Loli, Inc.                               L.G. Raun, Jr.
          Schiurring Interests, Inc.               J. Brent Schiurring
          Coastal Commodities, Inc.                Laurance H. Armour III
          Maurco Corporation                       M.H. Brock

Mauritz & Couey, the Partners and the Controlling Shareholders are sometimes hereinafter collectively referred to as the "Reporting Persons." The Reporting Persons are making this single, joint filing because they may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the 1934 Act, although neither the fact of this filing nor anything contained herein shall be deemed to be an admission by the Reporting Persons that a group exists.

     (b)  - (c)

     Mauritz & Couey. Mauritz & Couey, a Texas general partnership, is a petroleum supplier and distributor, serving commercial buyers, farmers and oilfield-based companies. Mauritz & Couey's principal business and principal office are located at 102 South Mechanic, P.O. Box 550, El Campo, Texas 77437-0550.

     The Partners.

      (i) Ross Couey Corporation. Ross Couey Corporation is a Texas corporation the principal business of which is to hold its partnership interest in Mauritz & Couey. The principal business address of Ross Couey Corporation is 316 E. Jackson Street, El Campo, TX 77437-4534.
     (ii) T.N. & S.E. Mauritz Corporation. T.N. & S.E. Mauritz Corporation is a Texas corporation the principal business of which is to hold its partnership interest in Mauritz & Couey. The principal business address of T.N. & S.E. Mauritz Corporation is PO Box 1208, Ganado, TX 77962-1208.
    (iii) M.O.W. Corporation. M.O.W. Corporation is a Texas corporation the principal business of which is to hold its partnership interest in Mauritz & Couey. The principal business address of M.O.W. Corporation is PO Box 1208, Ganado, TX 77962-1208.
     (iv) Clapp Investments, Inc. Clapp Investments, Inc. is a Texas corporation the principal business of which is to hold its partnership interest in Mauritz & Couey. The principal business address of Clapp Investments, Inc. is 505 Regency Drive, El Campo, TX 77437-2013.
      (v) Loli, Inc. Loli, Inc. is a Texas corporation the principal business of which is to hold its partnership interest in Mauritz & Couey. The principal business address of Loli, Inc. is 311 Avenue A, El Campo, TX 77437-4219.
     (vi) Schiurring Interests, Inc. Schiurring Interests, Inc. is a Texas corporation the principal business of which is to hold its partnership interest in Mauritz & Couey. The principal business address of Schiurring Interests, Inc. is c/o J. Brent Schiurring, 2722 Brook Bend Lane, El Campo, TX 77437-2126.
    (vii) Coastal Commodities, Inc. Coastal Commodities, Inc. is a Texas corporation the principal business of which is to hold its partnership interest in Mauritz & Couey. The principal business address of Coastal Commodities, Inc. is PO Box 538, Pierce, TX 77467-0538.

   (viii) Maurco Corporation. Maurco Corporation is a Texas corporation the principal business of which is to hold its partnership interest in Mauritz & Couey. The principal business address of Maurco Corporation is PO Box 1191, Ganado, TX 77962-1191.

     The Controlling Shareholders.

      (i) Blair Couey. Blair Couey, a citizen of the United States of America, is the controlling shareholder, President and Director of Ross Couey Corporation, and maintains his principal business address at 316 E. Jackson Street, El Campo, TX 77437-4534.
     (ii) Mitzi M. Mauritz. Mitzi M. Mauritz, a citizen of the United States of America, is the controlling shareholder, President and Director of T.N. & S.E. Mauritz Corporation, and maintains her principal business address at PO Box 1208, Ganado, TX 77962-1208.
    (iii) M.H. Brock. M.H. Brock, a citizen of the United States of America, is the controlling shareholder, President and Director of M.O.W. Corporation, and the controlling shareholder, Director and Chairman of the Board of Maurco Corporation, and maintains her principal business address at PO Box 1208, Ganado, TX 77962-1208.
     (iv) Randy M. Clapp. Randy M. Clapp, a citizen of the United States of America, is the controlling shareholder, President and Director of Clapp Investments, Inc., and maintains his principal business address at 505 Regency Drive, El Campo, TX 77437-2013.
      (v) L.G. Raun, Jr. L.G. Raun, Jr., a citizen of the United States of America, is the controlling shareholder, President and Director of Loli, Inc., and maintains his principal business address at 311 Avenue A, El Campo, TX 77437-4219.
     (vi) J. Brent Schiurring. J. Brent Schiurring, a citizen of the United States of America, is the controlling shareholder and President of Schiurring Interests, Inc., and maintains his principal business address at 2722 Brook Bend Lane, El Campo, TX 77437-2126.
    (vii) Laurance H. Armour III. Laurance H. Armour III, a citizen of the United States of America, is the controlling shareholder, President, Secretary, Treasurer and Director of Coastal Commodities, Inc., and maintains his principal business address at PO Box 538, Pierce, TX 77467-0538.

     (d) None of the entities or persons identified in this Item 2 has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). In addition, neither of the Partners has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction during the last five years which would make it subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violations with respect to such laws. Each of the Partners is a Texas corporation, and each of the Controlling Shareholders is a citizen of the United States of America.

     (e) None of the entities or persons identified in this Item 2 has, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction, resulting in or subjecting such entity or person to a judgment, decree or final order which enjoins future violations of, or prohibits or mandates activities subject to federal or state securities laws or found any violation with respect to such laws.

Items 3.  Source and Amount of Funds or Other Consideration

     The source and amount of the funds used by the Reporting Persons to purchase shares of the Common Stock are as follows:

Reporting Person            Source of Funds            Amount of Funds

Mauritz & Couey             Other (1)                  $ 150,000

(1)Contributions from partners.

Item 4.  Purpose of Transaction

     The Reporting Persons acquired and continue to hold the shares of the Common Stock reported herein for the purpose of influencing policies of the Issuer. The Reporting Persons have recommended changes in operating polices and management personnel and requested seats on the Board of Directors of the Issuer. Depending on market conditions and other factors that each of the Reporting Persons may deem relevant, such Reporting Person may purchase additional shares of the Common Stock in the open market or in private transactions.

Item 5.  Interest in Securities of the Issuer

At June 24, 2002, the Issuer had 9,844,831 shares of common stock outstanding, including the shares covered by this Report.

(a) Mauritz & Couey. The aggregate number of shares of the Common Stock that Mauritz & Couey owns beneficially, pursuant to Rule 13d-3 under the 1934 Act, is 3,085,000, which constitutes approximately 31.3% of the 9,844,831 shares of Common Stock outstanding as of June 24, 2002.

         The Partners. Because of their respective positions as general partners of Mauritz & Couey, the Partners collectively may, pursuant to Rule 13d-3 of the 1934 Act, be deemed to own beneficially 3,085,000 shares of the Common Stock, which constitutes approximately 31.3% of the 9,844,831 shares of Common Stock outstanding as of June 24, 2002.

         The Controlling Shareholders. Because of their positions as the controlling shareholders of the respective Partners, the Controlling Shareholders collectively may, pursuant to Rule 13d-3 of the 1934 Act, be deemed to own beneficially 3,085,000 shares of the Common Stock, which constitutes approximately 31.3% of the 9,844,831 shares of Common Stock outstanding as of June 24, 2002.

To the best of the knowledge of each of the Reporting Persons, other than as set forth above, none of the persons named in response to Item 2(a) herein is the beneficial owner of any shares of the Common Stock.

(b) Mauritz & Couey. Mauritz & Couey has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 3,085,000 shares of Common Stock.

         The Partners. Because of their respective positions as general partners of Mauritz & Couey, the Partners collectively have the shared power to vote or to direct the vote and to dispose or to direct the disposition of 3,085,000 shares of the Common Stock.

         The Controlling Shareholders. Because of their positions as the controlling shareholders of the respective Partners, the Controlling Shareholders collectively may be deemed to have the shared power to vote or to direct the vote and to dispose or to direct the disposition of 3,085,000 shares of the Common Stock beneficially owned by Mauritz & Couey.

(c) Mauritz & Couey acquired the 3,085,000 shares of Common Stock in a private placement by the Company, effective June 24, 2002, in consideration for $150,000, representing the fair market value of such shares on the date of issuance.

         To the best of the knowledge of each of the Reporting Persons, other than as set forth in response to this Item 2(c), none of the persons named in response to Item 2(a) has effected any transactions in the shares of the Common Stock in the past 60 days.

(d) No person other than the Reporting Persons has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of common stock owned by them.

(e)      Not applicable.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

         Not applicable.

Item 7.  Material to Be Filed as Exhibits

         Exhibit 99.1 Agreement pursuant to Rule 13d-1(f)(1)(iii), filed herewith.

                                   Signatures

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: July 5, 2002

Mauritz & Couey, a Texas general partnership

By:  Ross Couey Corporation, a Texas corporation
     its General Partner

         By:  /s/          Blair Couey
            --------------------------------------------------
                Blair Couey, President

By:  T.N. & S.E. Mauritz Corporation, a Texas corporation
     its General Partner

         By:  /s/  Mitzi M. Mauritz
            --------------------------------------------------
                Mitzi M. Mauritz, President

By:  M.O.W. Corporation, a Texas corporation
     its General Partner

         By:  /s/  M.H. Brock
            --------------------------------------------------
                M.H. Brock, President

By:  Clapp Investments, Inc., a Texas corporation
     its General Partner

         By:  /s/ Randy M. Clapp
            --------------------------------------------------
                Randy M. Clapp, President

By:  Loli, Inc., a Texas corporation
     its General Partner

         By:  /s/ L.G. Raun
            --------------------------------------------------
                L.G. Raun, Jr., President

By:  Schiurring Interests, Inc., a Texas corporation
     its General Partner

         By:  /s/ J. Brent Schiurring
            --------------------------------------------------
                J. Brent Schiurring, President

By:  Coastal Commodities, Inc., a Texas corporation
     its General Partner

         By:  /s/  Laurance H. Armour
            --------------------------------------------------
                Laurance H. Armour, III, President

By:  Maurco Corporation, a Texas corporation
     its General Partner

         By:  /s/ M.H. Brock
            --------------------------------------------------
                M.H. Brock, Chairman of the Board